                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -------------------

                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                              BERGER HOLDINGS, LTD.
                                (Name of Issuer)

                     Common Stock, par value $.01 per Share
                         (Title of Class of Securities)

                                   084037 40 7
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [x]  Rule 13d-1(c)

                  [ ]  Rule 13d-1(d)


                         (Continued on following pages)


                               Page 1 of 5 Pages

CUSIP NO.                        SCHEDULE 13G/A
                             (cover page continued)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Finova Mezzanine Capital Inc., Taxpayer I.D.  62-1583116

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (A) [ ] NOT APPLICABLE
         (B) [ ] NOT APPLICABLE

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Tennessee


NUMBER OF SHARES     5.       SOLE VOTING POWER

                              0

BENEFICIALLY         6.       SHARED VOTING POWER

                              0

OWNED BY EACH        7.       SOLE DISPOSITIVE POWER

                              0

REPORTING PERSON     8.       SHARED DISPOSITIVE POWER

                              0


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [ ]

         0

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0

12.      TYPE OF REPORTING PERSON

         CO


                               Page 2 of 5 Pages

                                  SCHEDULE 13G
                                Amendment No. 1

ITEM 1(A).   NAME OF ISSUER:   Berger Holdings, Ltd.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             805 Pennsylvania Blvd., Feasterville, PA 19053

ITEM 2(A).   NAME OF PERSON FILING:  Finova Mezzanine Capital Inc.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             500 Church Street, Suite 200, Nashville, TN 37219

ITEM 2(C).   CITIZENSHIP:  United States (Tennessee)

ITEM 2(D).   TITLE OF CLASS OF SECURITIES: Common Stock par value $.01 per share

ITEM 2(E).   CUSIP NUMBER:   084037 40 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS:

             (A)   [  ]    BROKER OR DEALER REGISTERED UNDER THE ACT

             (B)   [  ]    BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

             (C)   [  ]    INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF
                           THE ACT

             (D)   [  ]    INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                           INVESTMENT COMPANY ACT

             (E)   [  ]    INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF
                           THE INVESTMENT ADVISERS ACT OF 1940

             (F)   [  ]    EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT
                           TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME
                           SECURITY ACT OF 1974 OR ENDOWMENT FUND;
                           SEE SS. 240.13D-1(B)(1)(II)(F)

             (G)   [  ]    PARENT HOLDING COMPANY, IN ACCORDANCE
                           WITH SS. 240.13D-1(B)(II)(G); SEE ITEM 7

             (H)   [  ]    GROUP, IN ACCORDANCE WITH SS. 240.13D-1(B)(1)(II)(H)

ITEM 4.  OWNERSHIP:

             (A)   AMOUNT BENEFICIALLY OWNED:  0

             (B)   PERCENT OF CLASS:  0


                               Page 3 of 5 Pages

                                  SCHEDULE 13G

             (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                           0

                  (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                           0

                  (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:

                           0

                  (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:

                           0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ X ].



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10.          CERTIFICATION.

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  FINOVA MEZZANINE CAPITAL INC.



                                  By: /s/ Philip S. Clark
                                     ---------------------------------------
                                     Philip S. Clark
                                        Vice President - Group Counsel on behalf
                                         of FINOVA Mezzanine Capital Inc.


Date: February 14, 2001



                               Page 5 of 5 Pages